Exhibit 10.30

AMENDMENT, DATED DECEMBER 2, 2014, TO
PZENA INVESTMENT MANAGEMENT, LLC
AMENDED AND RESTATED BONUS PLAN
(Subject to Stockholder Approval)

This amendment (the “Amendment”) to the Pzena Investment Management, LLC Amended and Restated Bonus Plan (the “Plan”), is made and entered into effective as of December 2, 2014.

RECITALS
WHEREAS, the Board of Directors of Pzena Investment Management, Inc., the Managing Member of Pzena Investment Management, LLC, a Delaware limited liability company (the “Company”) desires to amend the Plan in accordance with the authority granted by the Plan’s terms.
NOW, THEREFORE, the Plan shall be amended as follows:

1.	Section 3.9 of the Plan shall be deleted and replaced with the following:
3.9    Compensation shall mean the total remuneration paid by the Company to an Eligible Individual for services provided to the Company in respect of a Fiscal Year, including, without limitation, base salary, guaranteed minimum base payments, Bonus Awards, commissions, sick pay and short-term disability pay (to the extent paid from payroll), and amounts contributed by or on behalf of the Eligible Individual to any retirement plan or simplified employee plan of the Company. Notwithstanding the foregoing, an Eligible Individual’s Compensation shall exclude short-term disability pay not paid from payroll, long-term disability pay, severance pay, welfare and fringe benefits (whether or not includible in the Eligible Individual’s gross income), expense allowances and reimbursements (whether or not includible in the Eligible Individual’s gross income), certain awards or income under the Equity Incentive Plan (other than Restricted Share Units issued under the Equity Incentive Plan pursuant to the terms of this Plan), as determined by the Committee on an annual basis, and, with respect to an Eligible Individual who is a member of the Company, the Eligible Individual’s distributive share, as a member, of the net income of the Company after payment of all compensation and other expenses of the Company. Notwithstanding the foregoing, an Eligible Individual's Compensation shall not include any amount paid or payable from an Account to such Eligible Individual during a Fiscal Year.
2. Except as specifically amended by this Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first above written
PZENA INVESTMENT MANAGEMENT, LLC

By:	Pzena Investment Management, Inc., its Managing Member
By: __________________________
Name: Richard S. Pzena
Title: Chief Executive Officer